Exhibit 10.1

THERAPEUTICSMD, INC.

CHARTER OF

COMPENSATION COMMITTEE

Committee Purpose

The purpose of the Compensation Committee (the "Committee") of TherapeuticsMD, Inc. (the "Company") is to:

1.	Oversee the policies of the Company relating to compensation of the Company's executives and make recommendations to the Board, as appropriate, with respect to such policies.
2.	Produce a report on executive compensation for inclusion in the Company's annual proxy statement (or other filings as appropriate), in accordance with applicable rules and regulations.

Committee Responsibilities

In addition to the purpose set forth above, the primary responsibilities of the Committee shall be to:

1.	Provide that the Company's executive compensation programs are designed to enable it to recruit, retain and motivate Company executives.
2.	Provide that the Company's executive compensation programs are appropriately competitive, support organization objectives and shareholder interest, and create a pay for performance linkage.
3.	Periodically review and approve a group of companies for executive compensation competitive comparisons, approve target pay and performance objectives against this group (and broader industry references), and monitor the Company's executive compensation levels and its performance relative to this group.
4.	Develop and recommend to the Board for its consideration any cash incentive compensation plans and equity-based plans, subject to any approvals as required by the shareholders of the Company, and administer such plans with such authority and powers as are set forth in the respective plans' instruments, including granting equity awards, establishing performance metrics and determining payouts.
5.	Oversee the design of all employee benefit plans and programs of the Company, its subsidiaries and divisions, including the authority to adopt, amend and terminate such plans and programs (unless approval of the Board or shareholders of the Company is required by law), except that the Audit Committee has been assigned the responsibility to appoint and oversee the investment and administrative fiduciaries for such employee benefits plans and programs.
6.	Review and approve annual and long-term individual and corporate performance goals and other objectives relevant to the CEO's compensation, evaluate and discuss with the independent members of the Board the individual annual and long-term performance of the CEO, as well as the annual and long-term performance of the Company, in light of the goals and objectives set by the Committee, and recommend the CEO's compensation to the independent members of the Board based on the CEO's performance.
7.	Meet at least annually with the CEO to discuss the CEO's self-assessment in achieving individual and corporate performance goals and objectives.
8.	Oversee the evaluation of the executive officers, and other key executives deemed to be under the Committee's purview (other than the CEO), and evaluate and approve, based on the recommendation of the CEO, the individual elements of total compensation, including special benefit and perquisite practices, and the hiring and termination terms for such officers.
9.	Periodically review the Company's compensation policies and practices for employees to assess whether such policies and practices could lead to unnecessary risk-taking behavior.
10.	Develop, approve and oversee the Company's stock ownership guidelines for the Company's executives.

11.	Review and discuss with management the Compensation Discussion and Analysis, and, based on such review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the Company's proxy statement (or other filings as appropriate).
12.	Oversee shareholder communications on executive compensation matters, including with respect to shareholder votes on executive compensation, and assess the results of the Company's most recent advisory vote on executive compensation.
13.	Periodically assess and report to the Board on the performance and effectiveness of the Committee.
14.	Review this Charter on a periodical basis, update it as appropriate, and submit it for the approval of the Board when updated.
15.	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

General

1.	The Committee shall consist entirely of independent members of the Company's Board of Directors who are also "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). For purposes hereof, an "independent" Director is a Director who meets the New York Stock Exchange definition of independence.
2.	The Committee shall be comprised of not less than three (3) members.
3.	Each member of the Committee shall be free of any relationship that, in the judgment of the Board, would interfere with the exercise of the Committee member's independent judgment.
4.	The Chairperson shall be appointed by the Board.
5.	The Committee shall meet at least one (1) time each year, or more frequently as circumstances require.
6.	The timing of the meetings shall be determined by the Committee and the Board.
7.	The Board may at any time and in its complete discretion remove any member of the Committee and may fill any vacancy in the Committee.
8.	A majority of the total number of Committee members shall constitute a quorum of the Committee.
9.	A majority of the members of the Committee shall be empowered to act on behalf of the Committee.
10.	The Committee may seek the assistance and counsel of legal, compensation or other external advisors, and shall have sole authority to retain and terminate such advisors and to approve such advisors' fees and other retention terms at the Company's expense, as the Committee determines is appropriate.
11.	Minutes shall be kept of each Committee meeting and the Committee shall regularly provide reports of its actions to the Board.

This Charter was adopted by the Company's Board of Directors on February 29, 2012.